Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement Form S-8 of Navitone Technologies, Inc. of our report dated February 5, 2005, on the consolidated balance sheet of Navitone Technologies, Inc. and Subsidiary as of December 31, 2004 and related consolidated statements of income and comprehensive income, changes in stockholders equity and cash flows for the year then ended which appear in the December 31, 2004 Annual Report on Form 10K-SB of Navitone Technologies, Inc.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California

March 27, 2006